Exhibit 99.1


            AMERIVEST PROPERTIES ANNOUNCES FIRST ARIZONA ACQUISITION;
      BUYS ARROWHEAD FOUNTAINS OFFICE BUILDING IN PEORIA FOR $12.75 MILLION

DENVER, CO, Nov. 20 -- AmeriVest Properties Inc. (AMEX: AMV) announced today that it has acquired the Arrowhead Fountains Office Building, located in Peoria, Arizona (Metropolitan Phoenix) for $12,750,000. The Arrowhead Fountains Office Building contains 96,076 rentable square feet and is 92.6 % leased.

The Arrowhead Fountains Office Building is located immediately adjacent to the Loop 101 freeway and south of Bell Road in the hub of the Arrowhead Region, one of the fastest growing areas in Metropolitan Phoenix. The building is part of a 95-acre mixed-use development, adjacent to the Arrowhead Towne Center regional mall. Major tenants in the building include Charles Schwab, Salomon Smith Barney, Robert Half International, Dain Rauscher, Wells Fargo Home Mortgage and Employers Mutual Casualty Co. Only 3.8% of the leases expire in 2002.

Arrowhead Fountains is being purchased at a first year capitalization rate in excess of 10%. The purchase price of $12.75 million ($132.71 PSF) is being paid with $3.4 million in cash plus the assumption of the existing mortgage of $9.3 million bearing interest at a floating rate of LIBOR plus 190 basis points, maturing December 5, 2003.

William Atkins, chairman and CEO of AmeriVest, said, "This is the initial acquisition to be funded from the proceeds of AmeriVest's follow-on common stock offering which was completed in late July 2001. It is also our first property in Arizona, where we have identified the Phoenix metro area as one of the targets for our long-term, multi-property expansion strategy. We look forward to the contribution this and future acquisitions will make to our funds from operations."

AmeriVest Properties Inc., with its principal office in Denver, Colorado, owns 22 office properties and is focused on serving small to mid-sized office tenants in select markets. Its common stock is listed on the American Stock Exchange under the symbol "AMV."

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities and Exchange Commission.

                               ACQUISITION SUMMARY
                       ARROWHEAD FOUNTAINS OFFICE BUILDING

Arrowhead Fountains Office Building is a Class "A" three-story, 96,076 rentable square foot building on a five-acre site in northwest Metropolitan Phoenix.

Year Built:                 1998

Occupancy:                  92.6%

Capital Improvements:       AmeriVest will improve the property with the small
                            tenant amenities it offers in all its properties, including a common area conference room, and electronic building directory.

Building Description:       Versatile "L" shaped floor plates of 33,000 gross
                            square feet allow for large or small users. The articulated building design provides for visibility and corporate identification from either direction on Loop 101. Steel frame building construction features ribbon windows and spandrel panels with an exterior finish insulating system. The ground floor lobby is finished with natural stone floors, wood trim and coffered ceilings. The systems include: two elevators, automatic sprinklers, zone HVAC and a card reader building access system.

Parking: 368 surface parking spaces including 126 covered (35%) (4.0 spaces per 1,000 SF)

Purchase Price:             $12,750,000 ($132.71 PSF), all cash subject to the
                            assumption of the existing mortgage of $9,300,000 bearing interest at 1-month LIBOR plus 190 bp, maturing December 5, 2003

Closing Date:               November 16, 2001

Average tenant size:        4,156 SF

First Year Cap Rate:        10.0% +

Investment Opportunity:     To acquire the dominant new Class "A" building in
                            one of the fastest-growing submarkets in Phoenix, with minimal short-term rollover and an opportunity to increase the building's occupancy.